Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Goodrich Corporation Employees’ Savings Plan of our report (a) dated February 4, 2003, with respect to the consolidated financial statements of Goodrich Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, (b) dated June 20, 2003 with respect to the financial statements of the Goodrich Corporation Employees’ Savings Plan included in Form 11-K for the fiscal year ended December 30, 2002, and (c) dated June 20, 2003 with respect to the financial statements of the Goodrich Corporation Employees’ Savings Plan included in Form 11-KT for the transition period from December 30, 2002 to December 31, 2002, filed with the Securities and Exchange Commission.

Charlotte, North Carolina August 7, 2003	/s/ Ernst & Young LLP